CENTRAL COAST BANCORP

PRESS RELEASE	Contact: Rob Stanberry
Chief Financial Officer
For Release 9:00 am EDT	(831) 422-6642

CENTRAL COAST BANCORP ANNOUNCES RECORD THIRD QUARTER EARNINGS

Salinas, California – October 21, 2003. Central Coast Bancorp (Nasdaq/CCBN), the holding company for Community Bank of Central California, today announced record third quarter net income of $2,950,000 for 2003 as compared to $2,848,000 reported for the third quarter of 2002. Diluted earnings per share for the third quarter of 2003 increased to $0.28 from $0.27 in the third quarter of 2002. The annualized return on equity (ROE) and return on assets (ROA) for the third quarter 2003 were 13.75% and 1.21% as compared to 15.15% and 1.29% for the same period in 2002.

Net income for the nine months ended September 30, 2003 increased to $8,803,000 from $8,131,000 for the nine months ended September 30, 2002. Diluted earnings per share increased to $0.85 from $0.78, for the comparative periods. For the first nine months of 2003, ROE was 14.25% and ROA was 1.27% as compared to 15.33% and 1.28% for the same period in 2002. The earnings per share for the 2002 periods have been adjusted for the 10% stock dividend distributed in February 2003.

The Company continued to experience growth in total assets, loans and deposits during the third quarter of 2003. The Company ended the quarter with total assets of $969,883,000, an increase of $19,062,000 (2.0%) from the June 30, 2003 balance and a $50,751,000 (5.5%) increase from year-end 2002. Although loan demand has not been as vigorous in 2003 as it was in the past two years, loans increased $16,443,000 (2.2%) from the June 30, 2003 balance to $748,368,000 at September 30, 2003. This is a slight increase from the year-end 2002 loan total of $745,353,000. Deposits grew to $872,002,000 at September 30, 2003, an increase of $17,716,000 (2.1%) from June 30, 2003 and an increase of $45,500,000 (5.5%) from year-end 2002. On a year-over-year basis, the Company’s focus on internal growth has generated an increase in assets of $98,568,000 (11.3%); an increase in loans of $37,957,000 (5.3%); and an increase in deposits of $101,403,000 (13.2%).

“We are pleased that in this more difficult economic environment we continued to grow our franchise and were able to generate record net income for the third quarter,” stated Nick Ventimiglia, Chairman, and CEO. “Our year-to-date earnings of $8,803,000 are 8.3% ahead of last year. If the current quarter earnings trend continues for the rest of the year, we anticipate that the Company could achieve its 20th consecutive year of increased earnings.”

Financial Summary:

Interest income, net interest income, net interest margin and the efficiency ratio are discussed below on a fully taxable equivalent basis. These items have been adjusted to give effect to $273,000 and $280,000 in taxable equivalent interest income on tax-free investments for the three-month periods ending September 30, 2003 and 2002. Net interest income for the third quarter of 2003 was $9,931,000, which was an increase of $175,000 (1.8%) over the third quarter of 2002. Interest income for the third quarter of 2003 was $12,776,000, a decrease of $516,000 (3.9%) from the third quarter of 2002. Average earning assets in the third quarter of 2003 increased $85,590,000 (10.5%) over the prior year period. This increase in the volume of earning assets added $1,070,000 to interest income. However, the interest due to the higher volume was more than offset by the effect of lower yields received on earning assets. Since the end of the third quarter 2002, there have been two reductions in the prime interest rate totaling 75 basis points. These interest rate changes plus reduced reinvestment rates on investment securities resulted in an 85 basis point reduction in the average yield received on earning assets in the third quarter of 2003 as compared to the same period in 2002. The lower yield of 5.64% resulted in a decrease in interest income of $1,586,000.

The effect on net interest income caused by the lower interest income in the third quarter of 2003, was more than offset by decreases in interest expenses on deposit liabilities resulting in an overall favorable effect on net interest income. Interest expense decreased $691,000 (19.5%) as the average rate paid on interest-bearing liabilities declined 62 basis points to 1.76% for the third quarter of 2003 as compared to 2.37% in the year earlier period. This decrease in rates reduced interest expense by $1,029,000. Average balances of interest-bearing liabilities in the third quarter of 2003 increased by $50,895,000 (8.6%) over the prior year period. These higher balances added $338,000 to interest expense.

The net interest margin for the third quarter of 2003 was 4.39% as compared to 4.45% for the second quarter of 2003 and 4.76% in the third quarter of 2002. The Company continues to experience this margin compression as the yields on both loans and investment securities declined more rapidly than the rates paid on the deposits. Barring any further rate decreases by the Federal Reserve Bank, we would expect the margins to stabilize in the fourth quarter of 2003.

The Company provided $630,000 for loan losses in the third quarter of 2003 as compared to $300,000 in the second quarter of 2003 and $925,000 in the third quarter of 2002. The ratio of the allowance for loan losses to total loans was 2.17% at September 30, 2003 as compared to 2.04% at December 31, 2002 and 1.96% at September 30, 2002. Nonperforming and restructured loans totaled $11,161,000 at September 30, 2003 as compared to $1,808,000 at December 31, 2002 and $2,046,000 at September 30, 2002. Approximately $9.0 million of the nonperforming loans at September 30, 2003 pertains to loans for a commercial/retail redevelopment project in the City of King, details of which have been disclosed in Form 8-K filings made by the Company on April 11, June 12 and October 9, 2003 and the Form 10-Q for the quarter ended June 30, 2003. The Company had OREO of $2,761,000 at September 30, 2003, which consisted of one property acquired through foreclosure in the second quarter of 2003.

Noninterest income increased $546,000 (55.0%) to $1,538,000 in the third quarter of 2003 as compared to $992,000 in the third quarter of 2002. Service charges on deposit accounts increased $162,000 (25.2%) due to higher volumes. Other noninterest income increased $384,000 (110%). In the third quarter of 2003, the Bank realized a gain of $176,000 on the sale of investment securities and recorded operating income of $260,000 from its OREO property. In the third quarter of 2002, the Bank realized a gain of $71,000 on the sale of an OREO property.

Noninterest expenses increased $770,000 (14.7%) to $6,027,000 in the third quarter of 2003 as compared to $5,257,000 in the third quarter 2002. Costs were higher due to the new Monterey branch, increased business volumes, higher legal fees due to the City of King legal proceedings and $293,000 of OREO operating expenses. The efficiency ratio for the quarter ended September 30, 2003 was 52.6% as compared to 48.9%, in the year earlier period.

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in: the Monterey County communities of Salinas (2), Monterey (2), Seaside, Marina, Castroville, Gonzales and King City; the Santa Clara County community of Gilroy; the Santa Cruz County community of Watsonville; and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area.

Information on the Company and its subsidiary Bank may be obtained from the Company’s website www.community-bnk.com. Copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto are available free of charge on the website as soon as they are filed with the SEC. To access these reports through a link to the Edgar reporting system simply select the “Central Coast Bancorp – Corporate Profile” menu item, then click on the “Central Coast Bancorp SEC Filings” link. Section 16 insider filings can also be accessed through the website. Follow the same instructions and select “Central Coast Bancorp SEC Section 16 Reports”.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Changes to such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in operating market areas, including a decline in real estate values in the Company’s market areas; (4) the effects of terrorism, the threat of terrorism or the impact of potential military conflicts; (5) changes in the regulatory environment; (6) changes in business conditions and inflation; (7) changes in securities markets; (8) data processing compliance problems; (9) variances in the actual versus projected growth in assets; (10) return on assets; (11) loan losses; (12) expenses; (13) rates charged on loans and earned on securities investments; (14) rates paid on deposits; and (15) fee and other noninterest income earned, as well as other factors. This entire press release and the Company’s periodic reports on Forms 10-K, 10-Q and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business.

301 Main Street, Salinas, California 93901

CENTRAL COAST BANCORP
CONSOLIDATED CONDENSED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Statement of Income Data

Interest income
Loans (including fees)	$ 11,086	$ 11,504	$ 32,976	$ 32,548
Investment securities	1,319	1,443	3,502	4,790
Other	98	65	260	212

Total interest income	12,503	13,012	36,738	37,550

Interest expense
Interest on deposits	2,743	3,423	8,510	10,352
Other	102	113	315	327

Total interest expense	2,845	3,536	8,825	10,679

Net interest income	9,658	9,476	27,913	26,871
Provision for loan losses	630	925	930	2,048

Net interest income after
provision for loan losses	9,028	8,551	26,983	24,823
Noninterest income
Service charges on deposits	806	644	2,330	1,721
Other	732	348	1,801	1,000

Total noninterest income	1,538	992	4,131	2,721
Noninterest expenses
Salaries and benefits	3,407	3,170	10,037	8,965
Occupancy	630	549	1,838	1,429
Furniture and equipment	431	469	1,404	1,330
Other	1,559	1,069	4,293	3,343

Total noninterest expenses	6,027	5,257	17,572	15,067

Income before provision for income taxes	4,539	4,286	13,542	12,477
Provision for income taxes	1,589	1,438	4,739	4,346

Net income	$ 2,950	$ 2,848	$ 8,803	$ 8,131

Common Share Data (adjusted for 10% stock split distributed on February 28, 2003)

Earnings per share
Basic	$ 0.30	$ 0.29	$ 0.89	$ 0.82
Diluted	$ 0.28	$ 0.27	$ 0.85	$ 0.78
Weighted average shares outstanding	9,919,000	9,914,000	9,918,000	9,898,000
Weighted average shares outstanding -
diluted	10,369,000	10,375,000	10,360,000	10,363,000
Book value per share			$8.68	$7.75
Tangible book value			$8.67	$7.72
Shares outstanding			9,920,000	9,916,000

CENTRAL COAST BANCORP CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited) (Dollars in thousands)

	Sept. 30, 2003	Dec. 31, 2002	Sept. 30, 2002
Balance Sheet Data

Assets
Cash and due from banks	$ 61,032	$ 63,915	$ 45,873
Federal funds sold	5,151	2,700	1,208
Available-for-sale securities - at fair value	152,959	107,323	114,716
Loans:
Commercial	206,274	224,840	199,448
Real estate-construction	55,584	74,214	85,138
Real estate-other	473,650	433,921	408,477
Consumer	13,999	13,414	18,480
Deferred loan fees, net	(1,139)	(1,036)	(1,132)

Total loans	748,368	745,353	710,411
Allowance for loan losses	(16,272)	(15,235)	(13,947)

Net loans	732,096	730,118	696,464
Premises and equipment, net	2,787	2,959	2,946
Accrued interest receivable and other assets	15,858	12,117	10,108

Total assets	$ 969,883	$ 919,132	$ 871,315

Liabilities and Shareholders' Equity
Deposits:
Demand, noninterest bearing	$ 239,802	$ 261,242	$ 204,676
Demand, interest bearing	134,715	127,692	134,068
Savings	230,137	181,089	188,088
Time	267,348	256,479	243,767

Total Deposits	872,002	826,502	770,599
Accrued interest payable and other liabilities	11,813	14,554	23,862
Shareholders' equity	86,068	78,076	76,854

Total liabilities and shareholders' equity	$ 969,883	$ 919,132	$ 871,315

Asset Quality

Loans past due 90 days or more and accruing interest	$ 4,975	$ 5	$ --
Nonaccrual loans	5,324	870	1,106
Restructured loans	862	933	940
Other real estate owned	2,761	--	--

Total nonperforming assets	$ 13,922	$ 1,808	$ 2,046

Allowance for loan losses to total loans	2.17%	2.04%	1.96%
Allowance for loan losses to NPL's	146%	843%	682%
Allowance for loan losses to NPA's	117%	843%	682%
Regulatory Capital and Ratios

Tier 1 capital	85,396	76,374	73,895
Total capital	95,609	86,334	83,425
Tier 1 capital ratio	10.5%	9.7%	9.8%
Total risk based capital ratio	11.8%	10.9%	11.0%
Tier 1 leverage ratio	8.8%	8.6%	8.5%

CENTRAL COAST BANCORP CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited) (Dollars in thousands)

	Three Months Ended Septembe 30,		Nine Months Ended Septembe 30,
Selected Financial Ratios	2003	2002	2003	2002

Return on average total assets	1.21%	1.29%	1.27%	1.28%
Return on average equity	13.75%	15.14%	14.25%	15.33%
Net interest margin (tax equivalent basis)	4.39%	4.76%	4.45%	4.72%
Efficiency ratio (tax equivalent basis)	52.55%	48.91%	53.46%	49.51%
Selected Average Balances

Loans	$722,187	$677,338	$714,648	$637,234
Taxable investments	89,131	71,894	68,405	81,988
Tax-exempt investments	48,368	49,177	48,774	49,310
Federal funds sold	38,626	14,313	30,839	16,532

Total earning assets	$898,312	$812,722	$862,666	$785,064

Total assets	$968,119	$874,101	$929,400	$846,841

Demand deposits - interest bearing	$130,645	$135,066	$122,102	$127,624
Savings	233,696	202,332	218,265	171,690
Time deposits	271,275	245,556	273,390	264,102
Other borrowings	6,448	8,215	6,534	7,278

Total interest bearing liabilities	$642,064	$591,169	$620,291	$570,694

Demand deposits - noninterest bearing	$234,578	$202,159	$219,760	$199,185

Equity	$ 85,148	$ 74,589	$ 82,585	$ 70,902